EXHIBIT 99.1

Security Bank Corporation Announces Record Third Quarter Earnings and Record Earnings Per Share

Macon, GA., October 19, 2005 / PR Newswire/ — Security Bank Corporation (the “Company”) (NASDAQ:SBKC) today announced record quarterly net income and earnings per share for the third quarter of 2005. All per share figures have been adjusted for the Company’s 2-for-1 stock split on May 27, 2005.

Earnings Summary

Net income for the third quarter of 2005 increased 40% to $4.5 million, compared to $3.2 million for the third quarter of 2004. Diluted earnings per share were a record $0.33 versus $0.27 for the same quarter of 2004, an increase of 22%. For the nine months ended September 30, 2005, net income was $11.8 million or $0.94 per diluted share, an increase of 33% and 21%, respectively.

The Company’s annualized returns on average equity and assets for the third quarter were 12.99% and 1.35%, respectively, compared to 12.59% and 1.29%, respectively, for the third quarter of 2004. For the nine months ended September 30, 2005, the annualized returns on average equity and assets were 12.94% and 1.31%, respectively, versus 13.06% and 1.24% for the same period in 2004. The Company’s return on average tangible equity for the third quarter of 2005 was 21% compared to 17.7% in the same quarter of 2004. For the nine months ended September 30, 2005, the Company’s return on average tangible equity increased 1.6% to 19.3% from the same period in the prior year.

Rett Walker, Security Bank Corporation President and CEO, remarked, “Third quarter results were once again outstanding, as we achieved record earnings and earnings per share of $4.5 million and $0.33. Despite a tougher environment for banks, we have maintained the momentum for our shareholders that has produced record earnings per share over the last eight quarters.”

The Company completed the acquisition of SouthBank, a $158 million bank in the high-growth north metropolitan Atlanta area, at the end of May 2005. SouthBank’s name was changed to Security Bank of North Metro at that time. The quarter ended September 30, 2005 includes three months of operations for Security Bank of North Metro and balance sheet averages for the third quarter include three months of these balances. The quarter ended June 30, 2005 includes one month of operations for Security Bank of North Metro and balance sheet averages for the second quarter include one month of these balances.

Balance Sheet

Loans, excluding loans held for resale, were $1.1 billion at September 30, 2005, up from $792.3 million at September 30, 2004, an increase of 34%. Excluding the effect of loans acquired from SouthBank, loans increased $139.2 million or 17.6% from the same period last year. Total deposits were $1.1 billion at September 30, 2005, an increase of 37% over the year-ago level of $791.2 million. Excluding the effect of deposits acquired from SouthBank, deposits increased $160.6 million or 20% from the year-ago level.

Total assets increased 33% to $1.3 billion from $1.0 billion at September 30, 2004. Excluding the effects of assets acquired from SouthBank, total assets increased $157.9 million or 15.6%, compared to September 30, 2004.

Stockholders’ equity increased $36.3 million to $140.4 million, an increase of 35% versus the year-ago level. Approximately $22.2 million of the increase is the result of the stock issued in conjunction with the SouthBank acquisition. The remainder of the increase is related to earnings, net of dividends paid. Book value per share increased 21% to $10.87 and tangible book value per share increased $0.48 or 7.4% to $6.94. Excluding the impact of the acquisition of SouthBank, tangible book value per share would have increased $0.83 per share or 12.9% over the year-ago level.

Net Interest Income

Net interest income (on a fully tax-equivalent basis) for the third quarter of 2005 was $13.5 million, an increase of 32% when compared to the third quarter of 2004. The net interest margin on a fully tax-equivalent basis was 4.43% for the quarter ended September 30, 2005, compared to 4.44% for the comparable period one year ago and 4.46% for the second quarter of 2005.

Noninterest Income and Expense

Noninterest income for the third quarter of 2005 was $4.4 million versus $3.7 million for the third quarter of 2004, an increase of 19.6%. Excluding three months of operations of SouthBank, noninterest income increased $393,000 or 10.7% from the third quarter of 2004. Service charge income was $2.0 million, up 19.6% from the third quarter of 2004. The increase is the result of continued strong core deposit growth.

Noninterest expense for the third quarter was $10.3 million, an increase of 25% over the third quarter 2004’s level of $8.2 million. The increase in noninterest expense is due to an increase in salaries and benefits expenses of 28%, primarily related to the Company’s growth during the period. The Company’s efficiency ratio improved to 57.1% for the third quarter of 2005, from 58.9% for the third quarter of 2004.

Asset Quality

Total nonperforming assets (nonaccrual, repossessed assets and other real estate owned) was 0.70% of total loans plus ORE when compared to 0.64% and 0.98% at the end of the second quarter of 2005 and the third quarter of 2004, respectively. Net charge-offs to average loans were 0.10% for the third quarter of 2005 versus 0.08% for the third quarter of 2004. The allowance for loan losses as a percentage of loans at September 30, 2005 was 1.28% compared to 1.32% at September 30, 2004. The allowance for loan losses was $13.6 million at September 30, 2005, up from $10.5 million at September 30, 2004. The increase in the allowance was primarily attributable to growth in the Company’s loan portfolio and the addition of $1.4 million of loss reserves in connection with the acquisition of SouthBank.

Rivoli Bancorp, Inc.

In September, the Company announced that it had reached an agreement to acquire Rivoli Bancorp, Inc., a community bank holding company headquartered in Macon, Georgia with assets of approximately $211 million as of June 30, 2005. “The proposed merger will move us to the number one market share in the Macon MSA and significantly enhances our footprint in the higher growth areas of North Macon, improving convenience for Security and Rivoli customers,” said Rett Walker. “The cultures of both organizations are very similar in that we share a common passion for excellent customer service. In addition, the merger will meet our stated financial goals of earnings accretion in the first year and recovery of tangible book value within five years” said Mr. Walker. The merger is subject to approval by Rivoli Bancorp shareholders and regulatory agencies.

Other Information

Security Bank Corporation management will host a conference call to discuss these results at 8:30 AM EDT on Thursday, October 20, 2005. This call is open to all interested parties. From locations within the United States, the call-in number is 877-407-8035 (201-689-8035 from outside the United States). Please call in 10 minutes prior to the beginning of the conference and ask for the Security Bank Corporation conference call.

A recorded playback of the conference call will be available by calling 877-660-6853 (201-612-7415 from outside the United States) from approximately 12:00 PM EDT, Thursday, October 20, until 11:59 PM EDT, Friday, October 28, 2005. The reservation numbers for this playback is Account #286 and Conference ID #171871.

About Security Bank Corporation

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. The Company’s wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County, and Security Bank of North Metro. The banks maintain 16 full service offices in Macon, Perry, Warner Robins, Gray, Woodstock, St. Simons Island, and Brunswick, Georgia, as well as loan production offices in Hiram and Cumming, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary; Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Richmond Hill, Gray, Pooler, Woodstock, St. Simons, and Brunswick.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Rett Walker, President and CEO at 478-722-6220 or Jim McLemore, Chief Financial Officer at 478-722-6243.

Security Bank Corporation

Selected Consolidated Financial Data

(Dollars in Thousands, except Per Share Amounts)

Unaudited

	Quarters Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
EARNINGS SUMMARY:
Net interest income (FTE)	$13,547	$10,246	32.2%	$36,861	$29,248	26.0%
Provision for Loan Losses	624	529	18.0%	2,203	1,967	12.0%
Noninterest Income	4,410	3,688	19.6%	12,238	10,684	14.5%
Noninterest Expense	10,256	8,206	25.0%	28,045	23,697	18.3%
Provision for Income Taxes	2,509	1,898	32.2%	6,803	5,089	33.7%
Net Income	4,489	3,210	39.8%	11,806	8,902	32.6%

PER COMMON SHARE (a):
Basic earnings	$0.36	$0.28	28.6%	$0.97	$0.81	19.8%
Diluted earnings	0.33	0.27	22.2%	0.94	0.78	20.5%
Cash dividends declared	0.065	0.055	18.2%	0.195	0.165	18.2%
Book value	10.87	8.95	21.4%	10.87	8.95	21.4%
Tangible book value	6.94	6.46	7.4%	6.94	6.46	7.4%

KEY PERFORMANCE RATIOS (b):
Return on average equity	12.99%	12.59%		12.94%	13.06%
Return on average assets	1.35%	1.29%		1.31%	1.24%
Efficiency ratio	57.11%	58.89%		57.12%	59.34%
Net interest margin (FTE)	4.43%	4.44%		4.45%	4.44%
Net charge-offs to average loans	0.10%	0.08%		0.12%	0.16%

BALANCE SHEET SUMMARY—END OF PERIOD
Investment securities	$121,374	$115,325	5.2%
Loans Held for Resale	9,372	9,363	0.1%
Loans, gross	1,064,070	792,321	34.3%
Allowance for loan losses	13,628	10,465	30.2%
Total assets	1,345,566	1,012,647	32.9%
Deposits	1,086,379	791,202	37.3%
Other borrowed money	110,259	110,812	-0.5%
Stockholders’ equity	140,408	104,154	34.8%

ASSET QUALITY—END OF PERIOD
Nonaccrual loans	$5,746	$5,909	-2.8%
Loans 90 Days Past Due and Accruing	—	—	0.0%
Other real estate owned	1,722	1,857	-7.3%
Total nonperforming assets	7,468	7,766	-3.8%
Allowance for loan losses/NPA’s	182.49%	134.75%	35.4%
Allowance for loan losses/loans	1.28%	1.32%	-3.0%

(a)	Adjusted for the Company’s 2-for-1 stock split on May 27, 2005.
(b)	Annualized based on number of days in the period, except efficiency ratio

Security Bank Corporation

Average Balance Sheet and Net Interest Income Analysis

(Dollars in Thousands)

Unaudited

	Quarter Ended September 30, 2005			Nine Months Ended September 30, 2005
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS
Earning assets:
Interest-bearing deposits and fed funds sold	$16,770	$162	3.83%	$15,953	$393	3.28%
Investment securities	123,002	1,288	4.15%	115,490	3,643	4.20%
Loans Held for Resale	8,769	112	5.07%	6,706	273	5.42%
Loans	1,064,766	19,951	7.43%	965,567	51,500	7.11%
Other earning assets	557	10	7.12%	557	27	6.46%
Total earning assets	1,213,864	21,523	7.03%	1,104,273	55,836	6.74%
Non-earning assets	112,726			93,851

Total assets	$1,326,590			$1,198,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Savings and interest-bearing transaction	$278,980	$1,347	1.92%	$246,289	$2,844	1.54%
Time deposits	673,889	5,523	3.25%	606,908	13,244	2.91%
Other borrowings	101,825	1,106	4.31%	97,752	2,887	3.93%
Total interest-bearing liabilities	1,054,694	7,976	3.00%	950,949	18,975	2.66%
Noninterest-bearing liabilities:
Noninterest bearing deposits	122,600			115,876
Other noninterest-bearing liabilities	11,050			9,705
Total liabilities	$1,188,344			$1,076,530

Stockholders’ Equity	138,246			121,594

Total liabilities and stockholders’ equity	$1,326,590			$1,198,124

Interest rate spread			4.03%			4.08%
Net interest income		$13,547			$36,861
Net interest margin (FTE)		4.43%			4.45%

Security Bank Corporation (SBKC)

Selected Financial Information

(Amounts in thousands, except per share data)

	2005			2004					2003
	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31 /YTD	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Dec. 31 /YTD	4th Quarter	3rd Quarter

Period-End Balance Sheet
Total Assets	$1,345,566	$1,329,629	$1,116,123	$1,063,485	$1,063,485	$1,012,647	$993,038	$936,848	$911,269	$911,269	$874,776
Total Securities	121,374	122,763	112,703	111,412	111,412	115,325	107,067	96,026	102,855	102,855	112,867
Mortgage Loans held for Sale	9,372	7,413	6,384	7,507	7,507	9,363	8,882	7,707	11,448	11,448	16,696
Loans:
Commercial:
Real-Estate	418,020	423,720	412,779	406,654	406,654	402,458	428,849	391,934	346,534	346,534	310,377
Construction	316,701	309,270	232,629	192,181	192,181	155,400	124,119	116,468	116,344	116,344	126,447
All Other	137,879	126,290	69,983	71,081	71,081	61,039	60,800	62,714	55,591	55,591	50,636
Residential:
Consumer Real-Estate	91,854	93,069	95,683	97,829	97,829	99,300	96,058	100,838	108,992	108,992	106,047
Consumer Construction	19,371	20,041	17,835	18,953	18,953	17,088	16,793	19,704	17,390	17,390	19,923
All Other Consumer	80,245	69,335	61,582	59,067	59,067	57,036	55,090	49,156	52,831	52,831	52,981
Total Loans	1,064,070	1,041,725	890,491	845,765	845,765	792,321	781,709	740,814	697,682	697,682	666,411
Allowance for loan losses	13,628	13,264	11,357	10,903	10,903	10,465	10,096	9,612	9,407	9,407	8,981
Other Assets:
Other earning assets:	23,928	45,141	18,846	20,898	20,898	14,076	18,123	12,597	11,576	11,576	3,429
Total Earning Assets:	1,218,744	1,217,042	1,028,424	985,582	985,582	931,085	915,781	857,144	823,561	823,561	799,403
Intangibles:
Goodwill	49,677	50,507	31,852	28,579	28,579	28,579	28,579	28,579	24,875	24,875	24,658
Core-Deposit	1,498	1,580	542	585	585	628	671	713	756	756	799
Deposits:
Demand Deposits	137,295	121,600	115,241	119,545	119,545	109,136	109,261	106,447	107,534	107,534	97,598
Interest bearing deposits	949,084	952,487	791,833	723,013	723,013	682,066	683,783	654,889	635,767	635,767	618,066
Total Deposits	1,086,379	1,074,087	907,074	842,558	842,558	791,202	793,044	761,336	743,301	743,301	715,664
Fed Funds purchased & repo agreements	10,052	5,714	12,469	21,811	21,811	20,972	9,108	7,375	8,350	8,350	9,268
Other borrowed funds	100,207	94,007	77,707	85,693	85,693	89,840	84,003	81,857	77,635	77,635	72,265
Common Equity	140,408	137,019	110,968	106,671	106,671	104,154	100,448	80,593	75,809	75,809	73,808
Average Balance Sheet
Total Assets	$1,326,590	$1,184,441	$1,082,503	$972,091	$1,027,551	$994,605	$958,467	$907,742	$746,630	$873,002	$880,591
Total Securities	123,002	115,694	107,674	103,896	113,085	105,948	95,970	100,582	78,342	109,430	102,953
Mortgage Loans held for Sale	8,769	6,132	5,167	6,955	6,455	7,429	7,650	6,285	29,518	13,504	38,385
Total Loans	1,064,766	956,933	874,078	775,274	820,778	793,698	773,250	713,365	574,706	674,120	658,033
Other earning assets:	17,327	18,467	13,729	10,457	9,061	10,208	8,550	14,008	6,543	5,414	11,965
Total Earning Assets:	1,213,864	1,097,226	1,000,648	896,582	949,379	917,283	885,420	834,240	689,109	802,468	811,336
Deposits:
Demand Deposits	122,600	116,899	108,057	105,695	111,249	106,740	104,558	100,232	80,472	96,119	88,607
Interest bearing deposits
Savings	19,646	20,821	20,782	19,299	19,620	20,029	19,585	17,963	14,167	17,244	17,143
NOW	175,373	141,396	116,830	81,385	93,356	78,070	80,406	73,708	58,580	69,039	67,782
Money Market	83,961	81,233	78,542	85,886	80,011	88,879	89,628	85,028	71,802	88,294	86,235
Time deposits >$100,000	349,889	304,208	257,372	195,271	223,083	204,094	183,349	170,561	117,634	153,686	146,607
Time deposits <$100,000	324,000	298,644	286,742	293,068	289,686	296,809	289,925	295,854	243,471	287,004	294,090
Total Deposits	1,075,469	963,201	868,325	780,604	817,005	794,621	767,451	743,346	586,126	711,386	700,464

Fed Funds purchased & repo agreements	12,224	15,899	17,256	10,871	13,423	9,791	14,448	5,821	10,272	11,404	12,393
Other borrowed funds	89,601	76,511	82,205	80,024	84,631	80,812	77,892	76,757	84,843	72,367	90,884
Common Equity	138,246	118,365	107,792	94,453	105,184	101,958	93,004	77,667	60,581	74,652	72,748